EXHIBIT 10.63

CONTINUING GUARANTY

This Continuing Guaranty dated as of December 29, 2003 is executed by those of the shareholders in C&K Market, Inc., an Oregon corporation (the “Company”), who are identified on the signature pages hereto (collectively, jointly and severally as “Guarantors”), each of which is one of the “Controlling Shareholders” identified in the Shareholders Agreement referred to below, in favor of Unified Western Grocers, Inc., a California corporation (together with its successors and assigns “UWG”), with reference to the following facts:

R E C I T A L S

A. Pursuant to that certain Preferred Stock Purchase Agreement dated as of December 19, 2000, by and between the Company and UWG, UWG has heretofore purchased Eighty Thousand (80,000) shares (the “Old UWG Shares”) of the Company’s Preferred Stock, Series A-1, no par value (the “Old Series A Preferred”). The Company contemplates a recapitalization and exchange of all of the issued and outstanding shares of capital stock of the Company (the “Recapitalization”).

B. Pursuant to the Recapitalization, the Company and UWG have agreed pursuant to that certain Series A Preferred Stock Exchange Agreement, dated as of the date hereof, by and between the Company and UWG (the “Exchange Agreement”), that all of the Old UWG Shares will be exchanged for, and the obligation of the Company to pay to UWG the dividends accrued with respect to the Old UWG Shares but unpaid as of the Closing Date will be discharged and satisfied in full, in return for the issuance and delivery by the Company to UWG of Ninety-Five Thousand (95,000) shares of the Company’s newly issued Series A-2 nonconvertible preferred shares, without par value (the “New Series A Preferred”) and for certain other consideration described in the Exchange Agreement.

C. Pursuant to Sections 1.1 and 1.2 of the Shareholders Agreement of even date herewith among the Company, certain of its shareholders and UWG (the “Shareholders Agreement”), the Company has the obligation to repurchase the New Series A Preferred held by UWG under the circumstances set forth therein (the “Put Obligations”). Pursuant to Section 1.3 of the Shareholders Agreement, the Guarantors have jointly and severally agreed that in the event that the Company does not timely honor the Put Obligations, then they shall purchase the New Series A Preferred held by UWG (in the case of any Put Obligation under Section 1.1, to the extent of such Put Obligation).

E. As a condition to the obligation of UWG to effect the Exchange, the Shareholders have agreed to enter into certain agreements for the benefit of UWG, including, without limitation, this Continuing Guaranty, and to guarantee certain obligations of the Company to UWG in respect of dividends on the New Series A Preferred, and to purchase the New Series A Preferred under the circumstances described in Section 1.3 of the Shareholders Agreement, all as set forth more fully below.

F. The Shareholders have determined that it is in their best interests that (i) UWG participate in the Recapitalization and consummate the Exchange with the Company and (ii) the agreements by the Shareholders contained in this Continuing Guaranty shall be given as an inducement to UWG to participate in the Recapitalization and to consummate the Exchange.

NOW, THEREFORE, the Guarantors hereby jointly and severally agree in favor of UWG as follows:

1. For valuable consideration, the undersigned Guarantors unconditionally jointly and severally guarantee to UWG that:

(a) the Company shall not fail to pay UWG cash dividends in respect of the New Series A Preferred on a timely basis for more than three calendar quarters following the date hereof (whether consecutive calendar quarters or otherwise). On the date upon which the Company fails to pay to UWG the dividend for a fourth calendar quarter, (and on each subsequent such calendar quarter, if any), the Guarantors shall pay to UWG in cash the amount of the dividend payable in respect of the New Series A Preferred for that calendar quarter. The Company shall be entitled to a grace period of five days in respect of its first failure to make a quarterly dividend in respect of the New Series A Preferred, but time shall be of the essence of any subsequent failures, and no subsequent cure by the Company of any missed quarterly dividend shall relieve the Guarantors of their obligation to make payment of the dividend for the fourth and any subsequent calendar quarters where payment is not timely made.

(b) UWG shall receive the purchase price contemplated by Section 1.2 of the Shareholder Agreement at the time, and in the amount, set forth in such Section 1.2, which purchase price (when added to all other payments received by UWG on account of the repurchase of its New Series A Preferred) shall not be less than $9,500,000 plus accrued and unpaid dividends from the date of issuance of the New Series A Preferred at the rate of 8% per annum.

(c) subject to clause (a) above, the Company shall pay and perform each of its other obligations to UWG and its subsidiaries under the Exchange Agreement, the Shareholders Agreement, the Supply Agreement referred to therein, and the instruments, documents and agreements executed in connection therewith, including without limitation all fees and indemnifications agreed to by the Company in connection therewith.

The Guarantors shall have no obligation in respect of the first three quarterly dividend payments on the Series A Preferred unless and until the Company fails to honor the put obligations described in Section 1.2 of the Shareholder Agreement (in which event the Guarantors shall also pay any accrued and unpaid dividends).

The obligations of the Guarantors to make the payments described above (the “Guaranteed Obligations”), include any such amounts whether absolute or contingent, liquidated or unliquidated, determined or undetermined, and whether the Company or any of the Guarantors may be liable individually or jointly with others, or whether recovery upon such Guaranteed Obligations may be or hereafter become barred by any statute of limitations, or whether such Guaranteed Obligations may be or hereafter become otherwise unenforceable as against the Company.

2. The obligations of the Guarantors hereunder are independent of the obligations of Company in respect of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against any Guarantor whether action is brought against Company or any other Guarantor or whether the Company or any other Guarantor is joined in any such action or actions; and each Guarantor waives the benefit of any statute of limitations affecting that Guarantor’s liability hereunder.

3. Each Guarantor authorizes UWG, without notice or demand and without affecting that Guarantor’s liability hereunder, from time to time, either before or after revocation hereof, to (a) renew, compromise, extend, accelerate, or otherwise change the time for payment of, or otherwise change the terms of the Guaranteed Obligations or any part thereof, including increase or decrease of the rate of interest thereon; (b) receive and hold security for the payment of this Guaranty or any of the Guaranteed Obligations, and exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any such security; (c) apply such security and direct the order or manner of sale thereof as UWG in its discretion may determine; and (d) release or substitute any one or more of the endorsers or guarantors.

Each Guarantor waives any right to require UWG to (a) proceed against the Company or the other Guarantors; (b) proceed against or exhaust any security held from the Company or the other Guarantors; or (c) pursue any other remedy in UWG’s power whatsoever. Each Guarantor waives any defense arising by reason of any disability or other defense of the Company or the other Guarantors, or the cessation from any cause whatsoever of the liability of the Company or the other Guarantors, or any claim that such Guarantor’s obligations exceed or are more burdensome than those of the Company. Until the Guaranteed Obligations shall have been paid in full, each Guarantor waives any right of subrogation, reimbursement, indemnification, and contribution (contractual, statutory, or otherwise) including, without limitation, any claim or right of subrogation under the Bankruptcy Code (Title 11, United States Code) or any successor statute, arising from the existence or performance of this Guaranty, and each Guarantor waives any right to enforce any remedy which UWG now has or may hereafter have against the Company or any of the other Guarantors and waives any benefit of and any right to participate in any security now or hereafter held by UWG. Each Guarantor waives all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, and notices of acceptance of this Guaranty and of the existence, creation, or incurring of new or additional Guaranteed Obligations. The Guarantors further expressly agree that they shall vote their equity securities in the Company in a manner which directs and authorizes the Company to perform its obligations under the Exchange Agreement, and in any event in support of the amendment and restatement of the Company’s articles of incorporation in a manner consistent with the requirements of the Exchange Agreement.

4. (a) Each Guarantor understands and acknowledges that if UWG forecloses, either by judicial foreclosure or by exercise of power of sale, any deed of trust or other security instrument securing the Guaranteed Obligations, that foreclosure could impair or destroy any ability that Guarantor may have to seek reimbursement, contribution, or indemnification from the Company, the other Guarantors, or others based on any right Guarantor may have of subrogation, reimbursement, contribution, or indemnification for any amounts paid by that Guarantor under this Guaranty. Each Guarantor further understands and acknowledges that in the absence of this paragraph, such potential impairment or destruction of Guarantor’s rights, if any, may entitle Guarantor to assert a defense to this Guaranty based on Section 580d of the California Code of Civil Procedure as interpreted in Union Bank v. Gradsky, 265 Cal. App. 2d. 40 (1968). By executing this Guaranty, each Guarantor freely, irrevocably, and unconditionally: (i) waives and relinquishes that defense and agrees that Guarantor will be fully liable under this Guaranty even though UWG may foreclose, either by judicial foreclosure or by exercise of power of sale, any deed of trust or other security instrument securing the Guaranteed Obligations; (ii) agrees it will not assert that defense in any action or proceeding which UWG may commence to enforce this Guaranty; (iii) acknowledges and agrees that the rights and defenses waived by it in this Guaranty include any right or defense that Guarantor may have or be entitled to assert based upon or arising out of any one or more of Sections 580a, 580b, 580d, or 726 of the California Code of Civil Procedure or Section 2848 of the California Civil Code; and (iv) acknowledges and agrees that UWG is relying on this waiver in accepting the Guaranteed Obligations, and that this waiver is a material part of the consideration which UWG is receiving for accepting the Guaranteed Obligations and entering into the transactions contemplated above.

(b) Each Guarantor waives any rights and defenses that are or may become available to it by reason of Sections 2787 to 2855, inclusive, of the California Civil Code.

(c) Each Guarantor waives all rights and defenses that it may have because any of the Guaranteed Obligations are secured by real property. This means, among other things: (i) UWG may collect from a Guarantor without first foreclosing on any real or personal property collateral pledged by Company or others; and (ii) if UWG forecloses on any real property collateral pledged by Company or others: (1) the amount of the Guaranteed Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, and (2) UWG may collect from the Guarantors even if UWG, by foreclosing on the real property collateral, has destroyed any right Guarantors may have to collect from Company or other Guarantors. This is an unconditional and irrevocable waiver of any rights and defenses Guarantors may have because any of the Guaranteed Obligations are secured by real property. These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d, or 726 of the California Code of Civil Procedure.

(d) Each Guarantor waives any right or defense it may have at law or equity, including California Code of Civil Procedure Section 580a, to a fair market value hearing or action to determine a deficiency judgment after a foreclosure.

(e) No provision or waiver in this Guaranty shall be construed as limiting the generality of any other waiver contained in this Guaranty.

5. Each Guarantor acknowledges and agrees that it shall have the sole responsibility for obtaining from Company and the other Guarantors such information concerning their financial condition or business operations as that Guarantor may require, and that UWG has no duty at any time to disclose to any Guarantor any information relating to the business operations or financial conditions of Company or any other Guarantor.

6. Any obligations of Company to the Guarantors, whether now or hereafter existing, including but not limited to any obligations to the Guarantor as subrogee of UWG or resulting from Guarantors’ performance under this Guaranty, are hereby subordinated to the Guaranteed Obligations. All obligations of the Company to the Guarantors shall be enforced and performance received by Guarantors as trustee for UWG, and the proceeds thereof shall be paid over to UWG on account of the Guaranteed Obligations, but without reducing or affecting in any manner the liability of the Guarantors under the other provisions of this Guaranty.

7. It is not necessary for UWG to inquire into the powers of Company, the Guarantors, or of the trustees, representatives, officers, directors, partners, members, managers, or agents acting or purporting to act on their behalf, and any Guaranteed Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

8. UWG may, without notice to Guarantor and without affecting any Guarantor’s obligations hereunder, assign the Guaranteed Obligations and this Guaranty, in whole or in part. Each Guarantor agrees that UWG may disclose to any assignee or purchaser, or any prospective assignee or purchaser, of all or part of the Guaranteed Obligations any and all information in UWG’s possession concerning any Guarantor, this Guaranty, and any security for this Guaranty.

9. Each Guarantor agrees to pay all reasonable attorneys’ fees and all other costs and expenses which may be incurred by UWG (a) in the enforcement of this Guaranty or (b) in the preservation, protection, or enforcement of any rights of UWG in any case commenced by or against any Guarantor under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute.

10. This Guaranty shall be governed by and construed according to the laws of the State of California, to the jurisdiction of which the parties hereto submit.

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IN WITNESS WHEREOF, the Guarantors have executed this Continuing Guaranty as of the date first written above.

/s/ Douglas A. Nidiffer
Douglas A. Nidiffer, an individual

/s/ Rex R. Scoggins
Rex R. Scoggins, an individual

/s/ Larry Hage
Larry Hage, an individual